Exhibit 23.2

Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marlborough Software Development Holdings Inc. (the “Company”) of our report dated August 17, 2010, with respect to the carve-out consolidated financial statements of the Business Acquired from Press-Sense Ltd. (by Bitstream Inc.) for the year ended December 31, 2009 included in Amendment No. 4 to the Company’s Registration Statement on Form S-1, File No. 333-177915 . We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel

March 8, 2012

/s/ KOST FORER GABBAY and KASIERER
A Member of Ernest & Young Global